Exhibit 5

1100 Clinton Square

Rochester, New York 14604-1792

(585) 263-1000

Fax: (585) 263-1600

January 16, 2009

Alliance Financial Corporation

120 Madison Street, 18th Floor

Syracuse, New York 13202

Ladies and Gentlemen:

We have acted as counsel to Alliance Financial Corporation, a New York corporation (the “Company”), with respect to certain legal matters in connection with the registration on Form S-3 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) 26,918 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (“Preferred Stock”), (ii) a warrant, dated December 19, 2008, to purchase 173,069 shares of the Company’s common stock, par value $1.00 per share (“Warrant”), and (iii) 173,069 shares of the Company’s common stock, par value $1.00 per share, issuable upon the exercise of the Warrant (“Common Stock” and, together with the Preferred Stock and the Warrant, the “Securities”).

This opinion is being delivered to you in connection with the registration statement on Form S-3 (the “Registration Statement”).

In connection with the foregoing, we have examined the Registration Statement and the Prospectus contained in the Registration Statement (the “Prospectus”). We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York.

Alliance Financial Corporation

January 16, 2009

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The issuance and sale of the Preferred Stock by the Company have been duly authorized by the Company, the Preferred Stock is validly issued, fully paid and non-assessable, and the Warrant has been duly authorized, executed and delivered by the Company; and

2.	The shares of Common Stock to be issued by the Company upon the exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ NIXON PEABODY LLP
NIXON PEABODY LLP